UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2015

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consulting Agreement with Robert D. Arbeit, M.D., former Vice President Clinical Development

On January 30, 2015, Robert D. Arbeit, M.D. departed Idera Pharmaceuticals Inc. (the “Company”) following notice to the Company of his desire to pursue other opportunities.

In connection with his departure, Dr. Arbeit and the Company entered into a Consulting Agreement, dated January 30, 2015 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Dr. Arbeit has agreed to provide consulting services to the Company through July 31, 2015 (the “Consultation Period”), unless terminated by either Dr. Arbeit or the Company at an earlier date, and the Company has agreed to pay Dr. Arbeit a consulting fee of one hundred seventy five Dollars ($175) per hour, not to exceed one thousand four hundred Dollars ($1,400) per day and fourteen thousand Dollars ($14,000) per month. Fees are payable pursuant to the Consulting Agreement based upon services actually performed. Each of the Company and Dr. Arbeit may terminate the Consultation Period upon 30 days’ prior written notice to the other Party. In the event of such termination, Dr. Arbeit shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination.

The foregoing descriptions of the Consulting Agreement do not purport to be complete and are qualified in their entirety by the reference to the full text of the Consulting Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: February 5, 2015	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III Senior Vice President of Operations, Chief Financial Officer, Treasurer and Secretary